Exhibit 23.3

September 3, 2026

Client/Matter No.: J90229/M03

To:	J-Star Holding Co., Ltd.
家星控股股份有限公司
7/F-1, No.633, Sec. 2, Taiwan Blvd.
Xitun District, Taichung City 407
Taiwan

Re:	Consent of L&L-Leaven

Dear Sirs,

Reference is made to the registration statement on Form F-3 (the “Registration Statement”) filed by J-Star Holding Co., Ltd. with the United States Securities and Exchange Commission under the Securities Act of 1933, as amended.

We hereby consent to the filing of this letter as an exhibit to the Registration Statement and also consent to the use of our firm’s name as your counsel and to all references made to us in the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the regulations promulgated thereunder.

Yours faithfully,

/s/ Yu-Wen Chen

/s/ Jing Chang

L&L-LEAVEN, ATTORNEYS-AT-LAW